Exhibit 10.9

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

EXECUTION VERSION

DATED 30 APRIL 2018

KEPPEL FELS LIMITED

and

BORR DRILLING LIMITED

MASTER AGREEMENT

THIS AGREEMENT is made on 30 April 2018

BETWEEN:

(1)	KEPPEL FELS LIMITED, a corporation incorporated under the laws of Singapore and having its registered office at 50 Gul Road Singapore 629351 (the “Seller”); and

(2)	BORR DRILLING LIMITED, a company incorporated under the laws of Bermuda and having its office at Thistle House, 4 Burnaby Street, Hamilton HM11 Bermuda (“Buyer Parent”).

(Each of the Seller and the Buyer Parent are hereinafter referred to individually as a “Party” and, collectively, the “Parties”.)

WHEREAS:

(A)	The Parties entered into a Letter of Intent dated 22 March 2018 in terms of which they agreed the main terms on which they would negotiate the terms of a sale by the Seller to nominated wholly-owned subsidiaries of the Buyer Parent (each a “Buyer” and together the “Buyers”) to acquire, five (5) B-Class/Super B jack-up drilling rigs, listed in Schedule 1 hereto (each a “Rig” and together the “Rigs”).

(B)	Three of the Rigs are complete (each a “Completed Rig” and together the “Completed Rigs”) and two of the Rigs are under construction (each a “Construction Rig” and together the “Construction Rigs”).

(C)	The Parties have completed their negotiations and agreed to enter into this Agreement to record the terms and conditions on which they and the Buyers will enter into definitive sale and purchase agreements for the Rigs.

NOW THEREFORE, it is hereby agreed as follows:

1.	definitions

1.1	For the purposes of this Agreement, terms defined in the Recitals and elsewhere in this Agreement have the meanings set out therein, and the following words and expressions shall have the meanings ascribed to them below:

“Affiliate” means in relation to a Party, any company which is affiliated to it, and a company is deemed to be affiliated to another if the first company is controlled by, under common control with or controls the other: a company shall be deemed to have control of another if (directly or indirectly) it owns a majority of the voting shares of, or is entitled (directly or indirect) to appoint a majority of the directors of the other company.

“Business Day” means any day (which is not a Saturday or a Sunday or any public holiday) on which banks are required to be open in London, Oslo, Singapore and New York.

“Confidential Information” has the meaning given to it in Clause 10.

“Construction Contract” means an agreement for the construction and delivery in the form to be agreed by Parties in respect of the sale and purchase of the Construction Rigs.

“Delivery Date” means the date of delivery of a Rig, being the date set out in the second column of Schedule 1 or such other delivery date as agreed by the Seller, the relevant Buyer and the Buyer Parent in writing in respect of a Rig, subject always to Clause 7.2.

“Lien” means any lien, mortgage, trust, encumbrance, pledge, charge, lease, interest, easement, servitude, right of others, transfer or security interest of any kind, including those arising under any securitisation or any conditional sale or other title retention agreement, and any other right or arrangement with any creditor to have its claim satisfied out of any property or assets with the proceeds therefrom, prior to the general creditors of the owner thereof (whether or not filed, recorded, perfected or effective).

“Losses” means any and all claims, losses, damages, liabilities, costs and expenses (including reasonable disbursements and legal fees) that are imposed upon or incurred by any Person entitled to be indemnified under this Agreement.

“Original Buyer” means a person who was party as “buyer” to an Original Contract, either as the initial contracting buyer or buyer substituted by way of nomination or novation.

“Original Contract” means a contract for the design, construction and sale of a Rig by the Seller for an Original Buyer.

“SPA” means a sale and purchase agreement in the form to be agreed by Parties in respect of the sale and purchase of the Completed Rigs.

“Tax” includes (without limitation) all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, as well as any transfer, recording, registration and other fees, in each case in any jurisdiction and together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them and “Taxes” and “Taxation” shall be construed accordingly.

2.	EFFECTIVE DATE OF AGREEMENT

2.1	This Agreement shall come into effect on the date of execution by both Parties but the obligations and rights of the Parties hereunder shall commence from the date on which the following conditions have been met (the “Effective Date”):

(a)	the Buyer Parent confirms to the Seller that the Buyer Parent has raised sufficient finance;

(b)	the board of each of the Parties unconditionally approves this Master Agreement, the SPAs, the Construction Contracts, and the Credit Agreement (and the form of security documents to be entered into pursuant thereto); It being agreed that the Buyer Parent shall be entitled to complete its due diligence review of the documentation relating to the Rigs (including the GA Drawings and Specifications, class and other documentation specified by the Buyer Parent) until the Buyer Parent’s board meeting takes place; and

(c)	this Master Agreement, the SPAs, the Construction Contracts and the Credit Agreement for all of the Rigs are duly executed by authorised signatories of both Parties and the Buyers and the exchange of the parent guarantees stipulated in Clause 6.1 and Clause 6.2 as security for the Parties’ respective obligations under the relevant SPAs and Construction Contracts. If the Effective Date does not occur by 23:59 hours in Oslo on the date falling 20 calendar days from the date hereof (or such later date as the Parties may agree in writing) this Agreement shall automatically terminate at 00:01 on the following calendar day (the “Termination Date”) and neither Party (nor any Buyer) shall have any obligation or liability to the other except under Clause 10 (Press Release and Confidential Information).

2.2	Without prejudice to any of the Parties’ accrued rights, the term of this Agreement shall not exceed 8 years from the Effective Date, upon which this Agreement shall automatically terminate without obligation or liability owing to the other Party save for Clause 11 (Press Release and Confidential Information).

3.	BUYERS

3.1	The Buyer Parent shall nominate wholly-owned single purpose Marshall Islands entitles to be the Buyers of the Rigs, one such Buyer for each Rig.

4.	PRICE AND PAYMENT TERMS

4.1	The total purchase price for the Rigs shall be Seven hundred and twenty million United States Dollars (USD 720,000,000), being a price of One hundred and forty-four million United States Dollars (USD144,000,000) per Rig (the “Rig Purchase Price”) plus the Deferred Payment.

4.2	A first instalment of 40% of the aggregate of the Rig Purchase Prices, being Two hundred and eighty-eight million United States Dollars (USD 288,000,000)(the “First Instalment”) shall be payable within 15 Business Days of the Effective Date.

4.3	The balance of 60% of each Rig Purchase Price, being Eighty-six million four hundred thousand, United States Dollars (USD86,400,000) per Rig (each, a “Loan”) shall be due on the Delivery Date for that Rig and shall be settled by way of an interest-bearing secured facility from the Lender (as defined below) repayable [***] at any time in the Buyer’s discretion but no later than the date falling 60 months from the Delivery Date for its Rig.

4.4	A final payment (the “Deferred Payment”) will be payable to the Lender by each Buyer under the Credit Agreement together with its repayment of the Loan. The Deferred Payment shall be in the amount of USD [***]. If the Buyer elects to take early delivery of a Rig or elects to repay any Loan prior to the final payment date, the Parties agree that they will discuss a potential reduction of the Deferred Payment for that Rig in an amount to be mutually agreed. For the avoidance of doubt, if Parties are unable to reach mutual agreement on any reduction, the Deferred Payment shall remain at USD [***].

4.5	The Seller shall extend, or shall procure that Caspian Rigbuilders Pte. Ltd. or one of the Seller’s other Affiliates reasonably acceptable to the Buyer and the Buyer Parent shall enter into a credit agreement (the “Credit Agreement”) in order to extend the Loan to each Buyer on terms and conditions as set out in Schedule 2. The entity extending the Loan shall hereinafter be referred to as the “Lender”.

4A	DELIVERY DATE OF B366

The Parties agree that once the SPAs and the Construction Contracts for all of the Rigs become effective, the delivery date for the Seller’s newbuild rig bearing the hull number B366 shall be extended to July 2020 on terms that a bullet payment in an amount of USD [***] will be paid together with the final delivery instalment to cover the Seller’s related costs and expenses in respect of such extension (excluding any costs unrelated to the extension, such excluded costs include but are not limited to warranty extension and/or preservation). The Parties further agree to execute an addendum to the building contract signed between Borr Tivar Inc and the Seller to formally reflect the foregoing.

5.	SECURITY

5.1	Each Buyer’s obligation to pay the First Instalment, the Loan and the Deferred Payment under each SPA or Construction Contract (as applicable) and each Credit Agreement shall be secured by a parent guarantee from the Buyer Parent.

5.2	The Seller’s obligation to refund each First Instalment and other amounts in accordance with the terms of each SPA and Construction Contract (including procuring the refund of interest on the Loan due under the Credit Agreement paid to the Lender) shall be secured by a guarantee from Keppel Offshore & Marine Ltd.

5.3	Each Buyer’s obligation to repay the Loan pursuant to the Credit Agreement shall be secured by a first priority mortgage over its Rig (each a “Mortgage”) and an assignment of insurances and requisition compensation and other security as referred to in Schedule 2.

6.	DELIVERY AND TITLE

6.1	Delivery of the Rigs shall take place in accordance with the terms of the respective SPAs and Construction Contracts, and shall be subject to the terms set out therein.

6.2	If the Buyer so requests, the Seller will deliver a Rig at a date which is earlier than the Delivery Date set out in Schedule 1 provided that the relevant Buyer gives the Seller at least 3 months’ written notice in respect of the Completed Rigs and a period which the Parties agree is reasonable on a case-by-case basis in respect of the Construction Rigs.

6.3	Risk and title (free of Liens other than a Mortgage) to a Rig shall pass to the Buyer at the time and place recorded in a Protocol of Delivery and Acceptance for a Rig sold pursuant to a Construction Contract or in a Protocol for the Transfer of Title for a Rig sold pursuant to a SPA (as applicable) executed by both the Seller and the relevant Buyer on the Delivery Date for that Rig.

6.4	The Seller undertakes to the Buyer Parent for the benefit of itself and each Buyer that, prior to the delivery of the relevant Rig, each relevant Original Contract will have been validly terminated, and no claims will have been asserted or threated by any Original Buyer against the Seller or such Rig, The Buyer Parent acknowledges that the Seller will not give notice of termination to the Original Buyers of the Original Contracts prior to the Effective Date but that is without prejudice to the Seller’s obligations under this Agreement, the SPAs and the Construction Contracts to deliver all of their Rigs in accordance with their respective terms.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Seller hereby represents and warrants to the Buyer on the date hereof in the terms of the representations and warranties set out below:

(a)	it is a company duly organised and validly existing under applicable law, and has full corporate power and authority to conduct its business as it is presently being conducted and it has all necessary corporate authority and has taken, or will be taking, all corporate action necessary to enter into this Agreement, the SPAs and the Construction Contracts and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b)	neither the execution and delivery of this Agreement, the SPAs or the Construction Contracts (or any of them) by the Seller nor the performance by the Seller of its obligations hereunder will result in (i) a violation of the memorandum or articles of association of the Seller, or (ii) a violation by the Seller of any applicable law; and

(c)	no consent, approval or authorisation of, or declaration, filing or registration with, any governmental authority, or any other person, is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement, the SPAs or the Construction Contracts (or any of them) and the performance of its obligations hereunder or thereunder.

7.2	The Buyer Parent hereby represents and warrants to the Seller on the date hereof in the terms of the representations and warranties set out below:

(a)	it is a corporation duly organised and validly existing under applicable law and has full corporate power and authority to conduct its business as it is presently being conducted and has all necessary corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(b)	neither the execution and delivery of this Agreement, the SPAs or the Construction Contracts (or any of them) by the Buyer Parent and/or the Buyers nor the performance by the Buyer Parent or a Buyer of its respective obligations hereunder or thereunder will result in (i) a violation of the constitutional documents of the Buyer Parent or any Buyer or (ii) a violation by the Buyer Parent or a Buyer of any applicable law; and

(c)	no consent, approval or authorisation of, or declaration, filing or registration with, any Governmental Authority, or any other person, is required to be made or obtained by the Buyer Parent or a Buyer in connection with the execution, delivery and performance of this Agreement, the SPAs or Construction Contracts or the performance of its obligations hereunder or thereunder.

8.	INDEMNIFICATION

8.1	The Seller irrevocably and unconditionally undertakes to hold harmless (on a full indemnity basis) the Buyer Parent and each Buyer and its and their respective directors, officers, employees and agents, from and against any Losses arising from or by reason of or related to any claim by an Original Buyer against a Buyer, the Parent Buyer or any Rig.

9.	EXPENSES

9.1	Except as is otherwise specifically provided in this Agreement, and without prejudice to any claims for damages, each Party shall pay its own costs and expenses in connection with this Agreement, the SPAs and the Construction Contracts and the transactions contemplated hereby, including (without limitation) all legal fees and disbursements, accounting fees and other expenses and any Taxes thereon or arising in connection therewith.

9.2	The Seller shall be liable for all costs relating to the registration of the Mortgage.

10.	PRESS RELEASE AND CONFIDENTIAL INFORMATION

10.1	The Parties agree that neither Party shall make public, the terms of, and timing of, any and all press releases or other announcements of this Agreement and neither Party shall make any public announcement without the prior written consent of the other Party, unless so required by applicable law or the requirements of a securities exchange or government authority, in which case, the Party required to make such announcement (“Announcing Party”) shall give notice to the other Party once it is aware of such requirement and the Parties shall use their best endeavours to agree on the form and timing of such public announcement without causing the Announcing Party to be in breach or violation of any applicable law or requirement.

10.2	The Parties shall, and the Buyer Parent shall procure that each Buyer shall, treat as confidential all information received or obtained by it as a result of entering into or performing this Agreement or the transactions contemplated herein which is not publicly available (“Confidential Information”) for the purposes of this Clause 10).

Subject to this Clause 10.2, each of the Parties agrees to keep the Confidential Information concerning the other Party and any of their Affiliates in strict confidence and that, without the prior written consent of the other Party, will not disclose or permit any other person access to the Confidential Information except as provided in this Clause 10.2.

Each of the Parties and the Buyers may disclose to its permitted contractors and Affiliates any of the Confidential Information that is reasonably necessary for such permitted contractors to perform their duties with respect to the Rigs; provided, however, that they shall first have required their respective contractors to sign a confidentiality agreement in form and substance reasonably suited to implement the purpose of this Clause 10.2.

Each Party shall be responsible for causing its permitted contractors and Affiliates to maintain the confidentiality of the Confidential Information. Each Party acknowledges and agrees that use or disclosure thereof by the other Party (“Receiving Party”) or any Affiliate, agents, representatives, servants, contractors or employees of the Receiving Party, other than in accordance with the express terms of this Agreement, constitutes a material breach of the Agreement or, after the Termination Date, of the Party’s (“Disclosing Party”) continuing rights. In such event, the Receiving Party acknowledges that the Disclosing Party may be immediately and irreparably harmed, that money damages may not provide full and adequate relief, and that, notwithstanding any other provision hereof, the Disclosing Party may therefore immediately seek to terminate this Agreement upon written notice, and to obtain an order for appropriate injunctive relief.

10.3	Notwithstanding the other provisions of this Clause 10, a Party and a Buyer may disclose Confidential Information:

(a)	if and to the extent required by applicable law, any securities exchange or governmental authority of competent jurisdiction, subject to the other Party agreeing to the terms of any such disclosure, such agreement not to be unreasonably withheld or delayed;

(b)	to its employees, professional advisers, auditors and banks who have been informed of the confidentiality of the information prior to disclosure, have a legitimate need to know such information and who will themselves be subject to a duty of confidentiality of similar nature and scope to that contained in this Clause 10;

(c)	if and to the extent the information is or has come into the public domain through no fault of a Party or any person for whose conduct it is responsible or was lawfully in the possession of a Party prior to disclosure to it;

(d)	which was received from a third party without obligation of confidentiality (such Party having acted in good faith and having no reasonable ground to believe that the disclosure is in breach of any duty of confidentiality);

(e)	if and to the extent the other Party has given prior written consent to the disclosure provided that such consent shall not be withheld or delayed in respect of any disclosure to any person who has entered into a confidentiality undertaking or agreement of similar nature and scope to that contained in this Clause 10;

(f)	to Lender providing the Loan and each Buyer;

provided that in respect of (b) and (e) only, the Party who makes such disclosure shall remain liable to the other Party for the compliance of such person with the terms of this Clause 10.

10.4	The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

11.	RIGHTS OF THIRD PARTIES

Subject to the Buyers being able to enforce their rights as contained herein, no term of this Agreement shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any Person who is not a Party to this Agreement. The consent of any Buyer shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit conferred on such Buyer.

12.	SURVIVAL

Termination or expiry of this Agreement shall be without prejudice to any provision of this Agreement which (either expressly or impliedly) is intended to survive such termination or expiry (as the case may be), including without limitation Clauses 9-16 (inclusive).

13.	COUNTERPARTS

13.1	This Agreement may be executed in any number of counterparts but shall not be effective until each of the Parties has executed at least one counterpart.

13.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute one and the same instrument.

14.	GOVERNING LAW AND DISPUTES

14.1	This Agreement and the rights of the Parties shall be governed by and construed in accordance with English law.

14.2	If any dispute between Buyer Parent and Seller arises as to any matter arising under or out of or in connection with this Agreement, the Parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the Parties for negotiation and resolution.

14.3	If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

14.4	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

14.5	The arbitration shall be conducted by a single arbitrator appointed by the Chairman of the LMAA and the award of the arbitrator shall be final and binding upon the Parties and judgment on such award may be entered in any court or tribunal having jurisdiction thereof.

14.6	In cases where neither the claim nor any counterclaim exceeds the sum of USD100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

14.7	Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement, the SPAs and/or the Construction Contracts.

14.8	The Buyer Parent agrees that Magni Partners in London and the Seller agrees that Nausch, Hogan & Murray (U.K.) of 11-13 Crosswall London, EC3N 2JY, United Kingdom in London may be used for the purpose of accepting service of process in any action, arbitration or proceedings brought against it in England and Wales with respect to this Agreement and that any service on such branch shall be valid service for such purposes.

14.9	The existence of any arbitration proceedings and its outcome shall be kept confidential by the Parties and not disclosed without the consent of the other Party unless required to be disclosed under any relevant law or rules, including any applicable stock exchange rules or regulations.

15.	SANCTIONS

15.1	Notwithstanding anything to the contrary in this Agreement, both Parties acknowledge and agree that the Seller shall not be required to perform any work that would otherwise result in a violation of applicable law including Trade Laws. “Trade Laws” means all applicable U.S. and EU laws, regulations, and orders imposing trade sanctions on countries, individuals, or entities and/or regulating the export, re-export, import, transfer, disclosure, provision, or end use of items. Such laws and regulations include without limitation (as may be amended from time to time): the Export Administration Act; the Export Administration Regulations; the economic sanctions laws, regulations, and executive orders enforced by the Office of Foreign Assets Control; the International Emergency Economic Powers Act; the International Traffic in Arms Regulations; the Arms Export Control Act; the Foreign Trade Regulations; U.S. Customs laws and regulations; and any trade control laws and regulations administered by a non-U.S. government (except to the extent inconsistent with, or prohibited or penalized by, U.S. law). The Buyer represents and warrants to Seller that the Rig is not intended to be used in breach of Trade Laws.

15.2	In connection with this Agreement, each Party shall comply with trade sanctions and export controls laws and regulations applicable to it (hereinafter, “Applicable Law”). Further, each Party agrees that all Applicable Laws shall be complied with in connection with this Agreement, including without limitation all Trade Laws, as defined above. Each Party represents and warrants that it is not on the U.S. government’s list of Specially Designated Nationals and blocked persons (“SDN List”) or owned fifty percent (50%) or more, directly or indirectly, in the aggregate or individually by persons or entities on the SDN List.

16.	INCONSISTENCY OF TERMS

16.1	In the event of any inconsistency between the terms and conditions of (i) this Agreement, and (ii) the SPAs and/or the Construction Contracts, the terms and conditions of the latter shall prevail, provided always that no inconsistency shall be deemed to have arisen, or shall be treated as having arisen, by reason only that matters in the SPAs and/or the Construction Contracts are not specifically addressed in this Agreement, and vice versa.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Signed by
for and on behalf of

Keppel FELS Limited

[***]
[***]	Signature

Signed by
for and on behalf of

Borr Drilling Limited

[***]	Signature

SCHEDULE 1

THE RIGS AND DELIVERY DATES

Rig	Delivery Date
First Completed Rig under SPA	October 2019
Second Completed Rig under SPA	January 2020
Third Completed Rig under SPA	April 2020
First Construction Rig under Construction Contract	July 2020
Second Construction Rig under Construction Contract	October 2020

SCHEDULE 2

LOAN TERM SHEET

Borrower:	A single purpose Marshall Islands entity wholly owned by Borr Drilling Limited (the “Buyer Parent”).
Lender:	Caspian Rigbuilders Pte. Ltd.
Rig:	As specified in each SPA and/or Construction Agreement
Rig Purchase Price:	As described in Clause 4.1 of Master Agreement
Flag:	Panama or such other flag as Borrower may propose, subject to Lenders approval.
Scheduled Delivery Date:	As described in Schedule 1 of Master Agreement
Rig Delivery Date:	Actual delivery date to the Borrower by the Shipyard
Facility Type:	One secured term loan facility (the “Facility”)
Facility Purpose:	Delivery financing of each Rig, to be disbursed at the Delivery Date
Currency:	USD
Facility Amount:	US$86,400,000 per Rig. Each Facility is to be drawn down in one lump sum
Drawdown Date:	each Rig Delivery Date, subject to all conditions precedent for the loan drawdown being met by the Borrower and the Buyer Parent
Cancellation:	The Borrower may cancel each Facility prior to the Rig Delivery Date at any time (but not later than 30 days prior to the Rig Delivery Date) with 10 days prior written notice to the Lender without any premium or penalty
Final Maturity Date:	5 years from the Drawdown Date
Principal Repayment:	[***] on the Final Maturity Date
Deferred Payment:	An additional sum of US$[***] due with the Principal Repayment on the Final Maturity Date.
Interest Periods:	3 months unless any other period agreed between the Borrower and the Lender
Interest Payment:	Until the [***] anniversary of the Drawdown Date, interest shall accrue, be aggregated without compounding, and the Borrower shall pay to the Lender all such accrued interest on the [***] anniversary of the Drawdown Date. Thereafter, the Borrower shall pay interest at the end of each Interest Period.

Interest:

LIBOR (USD 3 months) plus Margin, Margin being

●             [***] p.a. from the Drawdown Date until the 3rd anniversary of the Drawdown Date;

●             thereafter, until the 4th anniversary of the Drawdown Date, [***] p.a.;

●             thereafter, [***] p.a.

Interest will be calculated on the basis of the actual number of days elapsed in a year of 360 days

Break Costs:	Documented break costs incurred by the Lender to be paid by Borrower
Documentation:	Each Facility will be made available under a facilities agreement (the “Facility Agreement”) and security and other related documents (together with the Facility Agreement, the “Finance Documents”) reasonably satisfactory to both the Lender and the Borrower.
Security:

All amounts owed under and pursuant to each Facility Agreement to be secured by:

(a)          a first priority mortgage over the Rig financed by that Facility Agreement,

(b)          an assignment of earnings, including income from any charter of that Rig,

(c)          an assignment of insurances taken out in respect of that Rig;

(d)          a charge over shares in the Borrower that owns that Rig to be executed by the Parent Buyer; and

(e)          a guarantee and indemnity for the whole of the indebtedness of the Borrower which owns that Rig to be executed by the Buyer Parent (“Parent Guarantee”).

Voluntary Prepayment:	Allowed at any time without any prepayment fee or penalty, on the Borrower giving not less than 10 days’ prior written notice to the Lender, and prepayment, if of part of the Loan, to be of a minimum amount of US$[***] and in higher or multiples thereof
Mandatory Prepayment:

(a)           Mandatory Prepayment - Change of Control

If the Buyer Parent ceases to own (directly or indirectly) 100% of the share in the Borrower;

(b)           Mandatory Prepayment - Disposal

Upon a disposal of a Rig, the Borrower shall procure that all outstanding amounts under the Facility to which that Rig relates shall be prepaid in full on the date on which the sale is completed by delivery of that Rig to the buyer

(c)           Mandatory Prepayment - Total Loss

Upon the occurrence of a total loss of a Rig, the Borrower shall procure that all outstanding amounts under the Facility to which the Rig relates shall be prepaid in full on the earlier of (i) 180 days from the date of such total loss or (ii) on the date upon which the insurance proceeds are paid by the insurers.

  (d)         Mandatory Prepayment - Requisition for title

In the event of a requisition for title of a Rig, the Borrower shall procure that all outstanding amounts under the Facility to which the Rig relates shall be prepaid in full within thirty days after such event.

(e)           Illegality

In the event that it is or will become unlawful in any applicable jurisdiction for the Lender to perform its obligations or to fund or maintain its participation, the Lender shall promptly give notice to the Borrower of such illegality, following which the commitment of the Lender will be immediately cancelled and all outstanding amounts under the affected Facility shall be prepaid in full.

(f)           Asset coverage ratio

In the event that any of the yearly valuations of a Rig (referred to in Rig Covenants) shows that the market value of that Rig is less than [***]% of outstanding amounts under the relevant  Facility, the Borrower shall either (i) pre-pay that Facility in an amount which results in the outstanding amount under that Facility being more than [***]% of the market value of that Rig, or (ii) provide such additional security such that the aggregate value of the additional security and the market value of that Rig will exceed [***]% of the outstanding amounts under that Facility.

Prepayments made under this Mandatory Prepayment provision shall be without any prepayment fee or penalty.

Representations / Warranties:

The Borrower will make warranties and representations that are usual and customary for transactions of this nature including, but not limited to representations with regard to:

(a)           status

(b)           binding obligations

(c)           validity, effectiveness and ranking of security

(d)           non conflict with other obligations

(e)           power and authority

(f)            validity and admissibility in evidence

(g)           governing law and enforcement

(h)           no deduction of tax

(i)            no filing or stamp taxes

(j)            no default

(k)           no misleading information

(l)            pari passu ranking

(m)          no proceedings pending or threatened

(n)           valuations

(o)           compliance with laws (including anti-corruption laws and sanctions)

(p)           environmental laws / claims

(q)          financial indebtedness

(r)          ownership of secured assets

(s)           tax residency

(t)           if applicable, FATCA representations

(u)          accuracy of financial statements

The Buyer Parent will make warranties and representations that are usual and customary for transactions of this nature including, but not limited to representations with regard to:

(a)          status

(b)          binding obligations

(c)          validity and effectiveness

(d)          non conflict with other obligations

(e)          power and authority

(f)           validity and admissibility in evidence

(g)          governing law and enforcement

(h)          no deduction of tax

(i)           no filing or stamp taxes in relation to Parent Guarantee

(j)           no default, subject to materiality thresholds to be agreed

(k)          no misleading information

(l)           pan passu ranking in respect of obligations under Parent Guarantee

(m)         no proceedings pending or threatened, subject to carveouts to be agreed

(n)          compliance with laws (including anti-corruption laws and sanctions)

(o)          environmental laws / claims

(p)          accuracy of financial statements of the Buyer Parent

Information Undertakings:

Information undertakings usual and customary for a transaction of this nature, including but not limited to:

(a)          Borrower and/or Buyer Parent to provide each of the following:

(i)          as soon as they become available, but in any event within 120 days of the end of its financial years the Borrower’s audited un-consolidated financial statements;

(ii)         as soon as they become available, but in any event within 120 days of the end of the Buyer Parent’s financial years, Buyer Parent’s audited consolidated financial statements;

(iii)        as soon as they become available, but in any event within 60 days of the end of its financial half years its unaudited un-consolidated financial statements;

(iv)        as soon as they become available, but in any event within 60 days of the end of the Buyer Parent’s financial half years, the Parent’s unaudited consolidated financial statements;

(v)         with each set of consolidated financial statements, a compliance certificate signed by two directors of the Buyer Parent;

(vi)        all documents dispatched by the Borrower or the Buyer Parent to its shareholders (or any class of them) or its creditors generally;

(vii)        details of any material litigation, arbitration or administrative proceedings;

(viii)      such other information regarding the financial condition, business and operations of the Borrower and/or the Buyer Parent as the Lender may reasonably request, subject to restrictions at law under the rules of any stock exchange applicable to the Borrower or the Buyer Parent and confidentiality undertakings.

(b)         The Borrower and the Buyer Parent shall promptly upon the request of the Lender supply such documentation and other evidence as is reasonably requested by Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Facility;

(c)         The Borrower shall notify the Lender immediately upon becoming aware of any Default, any total loss or requisition, any recommendation or condition or requirement imposed by any insurer or classification society, any arrest / detention, any intended dry-docking, any breach of environmental laws, any breach of ISM / ISPS code

General Undertakings:

General undertakings from the Borrower to be usual and customary for a transaction of this nature, including but not limited to:

(a)           authorisations

(b)           compliance with laws

(c)           pari passu ranking

(d)          negative pledge on the Borrower, subject to carveouts to be agreed

(e)          restriction on disposals on the Borrower, subject to carveouts to be agreed

(f)           restriction on merger save for internal reorganization where the Parent remains

(g)          no change of business

(h)          environmental compliance and claims

(i)           restriction on the provision of loans and guarantees by Borrower, subject to carveouts to be agreed

(j)           restriction on Borrower incurring further financial indebtedness, unless subordinated to the Lender’s interest (Borrower only)

(k)          payment of dividends and distributions only if there is no default under the relevant Facility, including but not limited to the asset coverage ratio

(l)           Ranking / validity / preservation of security (Borrower only)

General undertakings from the Parent to be usual and customary for a transaction of this nature, including but not limited to:

(a)           authorisations

(b)           compliance with laws

(c)           pari passu ranking

(d)           environmental compliance and claims

Rig Covenants:

Those rig undertakings usual and customary for a transaction of this nature including but not limited to:

(i)           Rig is fully insured against:

a)            fire and usual marine risks

b)           hull and machinery (including hull interest, and business interruption or loss of hire), which shall be in an amount on an agreed value basis at least the greater of (i) [***]% of the market value of each Rig, and (ii) [***]% of the principal amount under the relevant Facility then outstanding;

c)           war and strikes risks; and

d)           full protection and indemnity risks of each Rig in accordance with the rules for Mobile Offshore Units of a club that is a member of the International Group of Protection and  Indemnity Associations for a combined single limit which is consistent with the practice of renown and prudent drilling contractors.

such insurances to be on terms satisfactory to the Lender (with copies of policies, endorsements and/or certificates of entries to be provided to the Lender).

The insurances shall name the Borrower, the Lender and the rig manager as named insured, with waiver of subrogation, if agreed by the insurer (with Borrower to use all commercially reasonable efforts to procure such waiver), in favour of the Lender, and shall specify the Lender as loss payee. The Borrower shall procure that the insurers issue such letter(s) of undertaking to the Lender in a form required by the Lender (which shall be in accordance with customary market practice for insurances of that nature).

The Borrower shall notify the Lender at least 10 days before the expiry of any obligatory insurances and the proposed terms of the renewal, for the Lender’s approval. The Borrower shall ensure that all policies are renewed at least 14 days before expiry.

The insurance undertakings shall include undertakings which are usual and customary for a transaction of this nature.

The Lender shall take up mortgagees’ interest insurance in respect to its interest in each Rig, but the premium / costs shall be borne or reimbursed by the Borrower.

(ii)         Rig is flagged under the Panama flag and registered in the name of the Borrower; consent to request to change of flag not be unreasonably withheld or delayed

(iii)        Rig is maintained in good and safe condition and state of repair consistent with first class ship ownership and management practice, and so as to maintain each Rig’s classification with a classification society approved by the Lender free from recommendations and conditions.

(iv)         No material modification to any Rig / no removal of material parts, unless for purpose of survey, maintenance, modifications or for operational reasons

(v)          Submission to all surveys required by class.

(vi)         Borrower shall permit the Lender (acting through surveyors or other person appointed by it for that purpose) to board each Rig at all reasonable times to inspect each Rig’s conditions, the cost of all such inspections to be on the account of the Borrower.

(vii)        Prevention and release from arrest

(viii)       Compliance with laws, including but not limited to ISPS, environmental compliance, and sanctions

(ix)         No operation in war zones and/or OPA areas without acceptable insurance coverage

(x)          Borrower to provide the Lender with any information which the Lender may request regarding (i) each Rigs, its employment and its position, (ii) the earnings of each Rig; (iii) crewing of each Rig (iv) any expenditure incurred, or which is likely to be incurred in connection with the operation, maintenance or repair of each Rig, (iv) any towages and salvages, and (v) compliance with ISM and ISPS code.

(xi)          Notice of mortgage

(xii)       Technical / commercial manager of each Rig to be an entity which is acceptable to the Lender; it being agreed that the Lender accepts any technical/commercial manager which is an affiliate of the Borrower or the Parent Borrower shall put each Rig in possession of any person other than the Builder for the purposes of work being done on it in an amount exceed or which is likely to exceed US$5,000,000

(xiii)      Borrower to provide yearly valuations of each Rig at its own cost, addressed to the lenders and from a shipbroker acceptable to the Lender. Together with each such valuation, Borrower to deliver a compliance certificate attaching a copy of such valuation, and certifying its compliance the Asset coverage ratio.

Events of Default:

Events of default usual and customary for a transaction of this nature in respect of the Borrower and the Parent:

(i)            non-payment;

(ii)          other breaches, with a grace period of 15 days from Lender’s notice to remedy (if such breach is capable of remedy)

(iii)          misrepresentation;

(iv)          insolvency;

(v)          insolvency proceedings;

(vi)         creditors’ process;

(vii)        unlawfulness and invalidity;

(viii)       cessation of business,

(ix)          insurance cover (Borrower only);

(x)           liens / arrest / detention in relation to any Rig (Borrower only)

(xi)        repudiation or rescission of agreements by Borrower. Repudiation or rescission of agreements by Buyer Parent, subject to materiality carveouts for the Buyer Parent to be agreed;

(xii)        material litigation on the Borrower or material litigation on the Buyer Parent

(xiii)       non-compliance with sanctions

(xiv)       financial covenants not satisfied;

(xv)       Cross default with other indebtedness of Borrower (no carveout for Borrower). Cross default with other indebtedness of Buyer Parent in excess of a materiality threshold to be agreed;

(xvi)       Buyer Parent ceases to maintain 100% direct ownership interests in the Borrower;

(xvii)      Material audit qualifications to the financial statements of the Borrower or Buyer Parent;

(xviii)     Expropriation of assets in excess of USD50,000,000 for Buyer Parent. No carveout for Borrower;

(xix)       Security imperiled / flag in jeopardy (Borrower only)

(xx)        material adverse effect on Borrower. Material adverse effect on Buyer Parent to the extent that it affects the Buyer Parent’s ability to perform its obligations under the Parent Guarantee.

Conditions Precedent:

Those conditions precedent usual and customary for a transaction of this nature, all to be in form and substance to the satisfaction of the Lender, including but not limited to:

(i)          constitutional documents and corporate authorisations;

(ii)          executed Facility Agreement;

(iii)        executed Security Documents and perfection of security;

(iv)        legal opinion from counsel in jurisdiction of incorporation of Borrower and Buyer Parent, at the Borrower’s cost

(v)          certified copy financial statements (including latest audited financial statements of Borrower and Buyer Parent (if Buyer Parent becomes unlisted)

(vi)        evidence that all sums then due to the Builder (other than the sums to be financed by that Facility) have been paid to the Seller

(vii)       evidence that Rig is insured in accordance with requirements of that Facility

(viii)      evidence of appointment of process agent

(ix)        a copy of the building contract and all addenda thereto; a builder’s certificate; and a copy of the protocol of delivery duly signed by the shipyard builder and the Borrower

(x)         the class confirmation, customary operational certificates and classification certificates as the Lender may require

(xi)        a certificate of ownership and encumbrances issued by the ship register showing that Rig duly registered in the ownership of the Borrower, the mortgage duly recorded against that Rig and that Rig free and clear of all liens and encumbrances of record other than that mortgage;

other documents and evidence reasonably required by the Lender and listed in each Facility Agreement

Miscellaneous:	The Agreement will contain provisions relating to, among other things, default interest, market disruption, break costs, tax gross up and indemnities (including, for the avoidance of doubt, FATCA (if applicable), set-off, administration and changes in currency.

Tax Gross Up:	All payments to be made by the Borrower and Buyer Parent will be free and clear of all present and future taxes, unless required by law. If any deduction is required, the Borrower will pay an additional amount necessary to ensure that the Lender receives an amount that would otherwise have been received had no such deduction been required.
Expenses:	The Borrower shall bear all reasonable and documented costs and expenses in connection with the Facility documents
Governing Law and Jurisdiction:	This term sheet and each Facility Agreement will be subject to English Law and to exclusive arbitration in London Maritime Arbitrators Association by one arbitrator